Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-132206) pertaining to the 2005 Stock Award Plan and 1999 Stock Option Plan of Vocus, Inc. of our report dated March 15, 2012 with respect to the financial statements of iContact Corporation for the year ended December 31, 2011, included in this Form 8-K/A.

/s/ Ernst and Young, LLP

Raleigh, NC

May 8, 2012